Exhibit 10.16

Summary of Directors’ Compensation

In 2006, non-employee directors were paid $15,800 per quarter ($63,200 per year) and received 200 shares per quarter (beginning in July 2006) of Albemarle common stock in accordance with the 2006 Stock Compensation Plan for Non-Employee Directors of the Company for service as a director. In addition, non-employee directors received an additional amount based on their committee service: Audit Committee members received $2,250 per quarter ($9,000 per year) and the Chairman of the Audit Committee received an additional $2,250 per quarter ($9,000 per year); Executive Compensation Committee members received $1,750 per quarter ($7,000 per year) and the Chairman of the Executive Compensation Committee received an additional $1,125 per quarter ($4,500 per year); and Corporate Governance and Social Responsibility members received $1,250 per quarter ($5,000 per year) and the Chairman of the Corporate Governance and Social Responsibility Committee received an additional $750 per quarter ($3,000 per year). In addition, we reimbursed each of our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board Committee meetings. Employee members of the Board of Directors were not paid separately for service on the Board.

94